Exhibit 10.1
Bank of Montreal
Loan Authorization Agreement
Dated: July 25, 2008
The Company referred to below has applied for, and Bank of Montreal, Chicago, Illinois (“Lender”) has approved, the establishment of, a loan authorization account (“Loan Account”) from which the Company may from time to time request loans and may request letters of credit up to the maximum amount of credit shown below (the “Maximum Credit”). Interest on such loans is computed at a variable rate which may change daily based upon changes in the Lender’s Prime Rate (as hereinafter defined). The Company may make principal payments at any time and in any amount without premium or penalty. The request by the Company for, and the making by the Lender of, any loan against the Loan Account or the issuance by the Lender of any letters of credit pursuant hereto shall constitute an agreement between the Company and the Lender as follows:

Name of Company:	Lighting Science Group Corporation, a Delaware corporation

Address:	Lighting Science Group Corporation 2100 McKinney Avenue, Suite 1515 Dallas, Texas 75201 Fax: (214) 382-3631 Attn.: Vice President-Finance

Type of Loan Account:	☑	Revolving, which means as principal is repaid, the Company may reborrow subject to this Agreement.

	☐	Multiple Advances, which means that the Company may not reborrow any amounts that have been repaid but may still borrow the difference between the Maximum Credit and the principal amounts of prior borrowings.

Amount of Maximum Credit:	$20,000,000

Each Loan Requested Shall Be At Least:	$100,000

Variable Interest Rate:	The interest rate applicable prior to the Maturity Date equals the rate per annum announced by the Lender from time to time as its prime commercial rate (the “Prime Rate”) plus 0.50%.

Maturity Date:	The Loan Account terminates, and Loans are payable, On Written Demand, provided that the Company shall have fourteen (14) business days to honor any demand for payment hereunder, and if no written demand is made, no later than July 25, 2009.
Periodic Statement reflecting accrued interest will be sent and interest will be payable Monthly as provided below in this Agreement.

Payments shall be due at the Lender’s principal office in Chicago, Illinois, paid to the order of the Lender, and made by:	☐	Debit to Harris N.A. Account #___;
	☐ ☑	By Check By Fed Wire:
Pay to the order of Harris N.A., Chicago, IL ABA 071000288

To the account of: Bank of Montreal, Chicago Branch
Account#: 183-320-1
Reference: Lighting Science Group Corporation
If Letters of Credit may be requested, check here: ☑ and attach Letter of Credit Rider following signature page hereof.
1.	Using the Account. All loans and advances from the Loan Account are referred to in this Agreement as “Loans”. Loan requests must be by telephone and confirmed in writing (including by facsimile) and shall be sent to the Company’s Bank of Montreal Account Officer or Client Services Officer no later than 1:00 p.m. on the date of the proposed borrowing in order to be honored the same day. Loan proceeds shall be credited to the Company’s deposit account at the Lender unless the Lender is directed otherwise by special written directions from the Company. The amount of each Loan requested shall be at least the minimum amount shown above, and the Lender shall have the right to refuse to honor any Loan requested by the Company which is less than the minimum amount, even if the Lender has previously honored a Loan request for less than the minimum amount. The Company shall not request any Loan or letter of credit which, when taken together with the Loans and principal amount of letters of credit then outstanding, would exceed the Maximum Credit. If Loans or letters of credit are secured directly or indirectly by securities traded on a national exchange or by other “margin stock” (as defined by the Federal Reserve Board in Regulation U), then the Company promises to furnish the Lender a duly executed and completed Form U-1 statement and agrees that the proceeds of Loans or other extensions of credit from the Loan Account will not be used to purchase or carry stock, convertible bonds or warrants unless the Company has obtained the prior written consent of the Lender. In no event shall the proceeds of any Loans be utilized to finance participation in a hostile tender offer or similar transaction or to finance an acquisition of securities in anticipation of such a hostile transaction.

Loans and letters of credit will be made available from the Loan Account subject to the Lender’s approval on a case-by-case basis as and when Loans and letters of credit are requested by the Company.

All Loans and letters of credit shall be made against and evidenced by the Company’s promissory note payable to the order of the Lender in the principal amount of $20,000,000, such note to be in the form of Exhibit A attached hereto (the “Note”). The Lender agrees that notwithstanding the fact that the Note is in the principal amount of $20,000,000, it shall evidence only the actual unpaid principal balance of Loans made under the Loan Account and the unpaid reimbursement obligations under letters of credit issued pursuant hereto. All Loans and other extensions of credit made against the Note and the status of all amounts evidenced by the Note shall be recorded by the Lender on its books and records or, at its option in any instance, endorsed on a schedule to the Note and the unpaid principal balance and status and rates so recorded or endorsed by the Lender shall be prima facie evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon, the status of the Loans and other extensions of credit evidenced thereby and the interest rates applicable thereto, absent manifest error; provided that the failure of the Lender to record any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay the principal amount of the Note together with accrued interest thereon. The Lender agrees that if it transfers or assigns the Note, the Lender will stamp thereon a statement of the actual principal amount evidenced thereby at the time of transfer. The Company agrees that in any action or proceeding instituted to collect or enforce collection of the Note, the amount shown as owing the Lender on its records shall be prima facie evidence of the unpaid balance of principal and interest on the Note, absent manifest error.

2.	Interest. The Company shall pay the Lender interest on the unpaid principal balance of Loans in accordance with the terms of this Agreement. Except as set forth herein, accrued interest will be billed monthly, and is due by the later of the last day of each month and the 15th day after the Company’s receipt of such bill (each, an “Interest Payment Date”). Interest for each billing period is computed by applying a daily periodic rate based on the Lender’s Prime Rate plus 0.50% to each day’s ending Loan balance. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. The Lender’s Prime Rate reflects market rates of interest as well as other factors, and it is not necessarily the Lender’s best or lowest rate. The daily Loan balance shall be computed by taking the principal balance of Loans at the beginning of each day, adding any Loans posted to the Loan Account that day, and subtracting any principal payments posted to the Loan Account as of that day. Interest begins to accrue on the date a Loan is posted to the Loan Account. The principal balance of Loans which remains unpaid after fourteen (14) business days after written demand for repayment shall bear interest until paid in full at a post-maturity rate of 2% per annum above the interest rate otherwise applicable to the Loans (determined as aforesaid). The interest rate payable under this Agreement shall be subject, however, to the limitation that such interest rate shall never exceed the highest rate which the Company may contract to pay under applicable law. Interest on the Loans shall, at the option of the Company and subject to the following terms and conditions, be payable either (i) in immediately available funds on each Interest Payment Date in accordance with this paragraph 2, or (ii) by adding such interest to the unpaid principal balance of the Loans on each Interest Payment Date, in which event such interest shall become a like amount of the principal of the Note (a borrowing of a Loan of like amount) which the Company hereby promises to pay as hereinafter set forth, or (iii) by any combination of the methods described in the immediately preceding clauses (i) and (ii) selected by the Company which results in such methods being applied in the satisfaction in full of all interest due on the Loans on such Interest Payment Date:
     (i) Unless the Company notifies the Lender that the Company intends to pay the interest due on the Loans on each Interest Payment Date with funds not borrowed under this Agreement, the Company shall be deemed to have irrevocably requested a Loan on each Interest Payment Date in the amount of the interest then due on the Loans, in each case subject to the provisions of this Agreement (other than the requirement that a Loan be in a certain minimum amount), which new Loan shall be applied to pay the interest then due on the Loans. In the event the Company has elected to pay the interest due on the Loans with funds not borrowed under this Agreement and the Company fails to make any such payment within twenty (20) days after the applicable Interest Payment Date the Lender may in its sole discretion deem the Company to have irrevocably requested a Loan in the amount of the interest then due on the Loans, in each case subject to the provisions of this Agreement (other than the requirement that a Loan be in a certain minimum amount) which new Loans shall be applied to pay the interest then due on the Loans.
     (ii) Each payment of interest by a borrowing of a Loan shall be evidenced by the Note, shall bear interest from the date made at a rate per annum equal at all times to the rate then applicable to the Loans, payable on written demand, provided that the Company shall have fourteen (14) business days to honor any such demand for payment, but if no demand is made then such interest shall be payable on the later of the last day of each calendar month and fifteen (15) days after the Company’s receipt of the monthly interest statement (commencing on the first of such dates following such issuance) and, subject to the provisions of paragraph 9 herein, on written demand.
     (iii) In no event shall the unpaid principal balance of all Loans and letters of credit, including, without limitation, each borrowing of a Loan to pay interest then due on the Loans, exceed the Maximum Credit.
3.	Fees. The Company agrees to pay to the Lender a non-refundable Closing Fee in the amount of $40,000.

4.	Guaranty. Pegasus Partners IV, L.P. (the “Guarantor”) shall at all times guarantee (the ”Guaranty”) all Loans and reimbursement obligations in connection with letters of credit issued pursuant to this Agreement.
5.	Maturity Date; Payments. The Company shall pay to the Lender the principal balance of outstanding Loans together with any accrued interest On Written Demand, provided that the Company shall have fourteen (14) business days to honor any demand for payment hereunder and if no written demand is made, not later than one (1) year from the date hereof, and shall post cash collateral in an amount equal to 105% of the sum of the aggregate undrawn stated amount of the letters of credit and any unreimbursed draws thereunder On Written Demand, provided that the Company shall have fourteen (14) business days to honor any demand for cash collateral hereunder. Payments received by the Lender on the Loans shall be applied first to accrued interest and then to the principal balance of outstanding Loans unless otherwise directed. If any payment from the Company under this Agreement becomes due on a Saturday, Sunday, or a day which is a legal holiday for banks or other financial institutions in the State of Illinois, such payment shall be made on the next bank business day and any such extension shall be included in computing interest under this Agreement.
6.	Periodic Statements. The Lender will furnish the Company with a monthly statement for each billing period which has any transaction or balance.
7.	Financial Statements. So long as this Agreement is in effect, the Company agrees to furnish financial information of the Company to the Lender upon reasonable request of the Lender from time to time. Such information shall be furnished as soon as reasonably possible, but in any event within 30 days after request by the Lender (to the extent that such financial information is readily available or can be prepared within such 30-day period, otherwise as soon as practicable thereafter). Without limiting the foregoing, the Company shall deliver:
     As soon as available, and in any event within 150 days after the close of fiscal year 2008 and within 120 days after the close of each fiscal year of the Company thereafter, a copy of the consolidated balance sheet of the Company and its subsidiaries as of the close of each fiscal year and the consolidated statements of income, retained earnings and cash flows of the Company and its subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of Turner Stone and Co. or RSM McGladrey & Pullen or another firm of independent public accountants of recognized national standing, selected by the Company and reasonably satisfactory to the Lender, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended.
8.	Representations and Warranties. In consideration of establishing and maintaining the Loan Account, the Company hereby represents and warrants to the Lender that: (a) the Company is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation; (b) the execution, delivery, and performance by the Company of this Agreement, the Note and all documents executed in connection therewith and any and all Applications delivered in connection with the issuance of letters of credit hereunder (collectively, the “Loan Documents”) are within its powers, have been duly authorized by all necessary action, and do not contravene the Company’s articles of incorporation or bylaws or any law or material contractual restriction binding on or affecting the Company; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the Company’s due execution, delivery, and performance of this Agreement or the other Loan Documents; (d) this Agreement is and the other Loan Documents when executed and delivered by the Company will be, the Company’s legal, valid, and binding obligation enforceable against the Company in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies; (e) the Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock; (f) except as disclosed in the Company’s public filings, there is no pending or threatened action or proceeding affecting the Company before any court, governmental agency or arbitrator, which could reasonably be expected to materially and adversely affect the Company’s financial condition or operations or which purports to affect the legality, validity, or enforceability of this Agreement or any other Loan Documents; and (g) no credit extended hereunder shall be utilized to finance participation in a hostile tender offer or similar transaction or to finance an acquisition of securities in anticipation of such a hostile transaction.
9.	Demand Obligation; Enforcement. The Loans are payable “On Written Demand”, provided that the Company shall have fourteen (14) business days to honor any demand for payment hereunder. Accordingly, the Lender can demand payment in full of the Loans and can demand the posting of cash collateral with respect to the letters of credit in accordance with Section 5 of this Agreement at any time in its sole discretion even if the Company has complied with all of the terms of this Agreement.

No delay by the Lender in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Lender of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Company agrees to pay to the Lender all reasonable and documented expenses incurred or paid by the Lender in connection with the establishment and maintenance of the Loan Account and the collection of the Loans and any amounts due with respect to letters of credit and any court costs and other reasonable amounts due under this Agreement, including, without limitation, reasonable attorneys’ fees. The Lender shall have the right at any time to set-off the balance of any deposit account that the Company may at any time maintain with the Lender against any amounts at any time due and owing under this Agreement.
10.	Termination; Renewal. The availability of additional Loans and letters of credit under this Agreement will automatically terminate On Written Demand. The Lender reserves the right at any time without notice to terminate the Loan Account, suspend the Company’s borrowing privileges or refuse any Loan or letter of credit request even though the Company has complied with all of the terms under this Agreement. The Company may terminate this Agreement at any time effective upon receipt by the Lender of at least 15 days prior written notice. No termination under this Section shall affect the Lender’s rights or the Company’s obligations regarding payment or default under this Agreement. Such termination shall not affect the Company’s obligation to pay all Loans and other obligations and the interest accrued through the date of final payment. The Lender may also elect to honor Loan and letter of credit requests after termination of this Agreement, and the Company agrees that any of such shall constitute a Loan to the Company or a letter of credit issued at the request of the Company under this Agreement.
11.	Notices. The Lender may rely on instructions from the Company with respect to any matters relating to this Agreement or the Loan Account, including telephone loan requests (including by facsimile) which are made by persons whom the Lender reasonably believes to be the persons authorized by the Company to make such loan requests. All notices and statements to be furnished by the Lender shall be sufficient if delivered to any such person at the billing address for the Loan Account shown on the records of the Lender. All notices from the Company shall be sent to the Lender at 115 South LaSalle Street, Chicago, Illinois 60603, Attention: Client Services, Department 17 West. The Company waives presentment and notice of dishonor. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. No amendment or waiver of any provision of this Agreement or the Note or any other Loan Document, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender. If any part of this Agreement is unenforceable, that will not make any other part unenforceable. This Agreement shall be governed by the laws of the State of New York.
12.	Consent to Jurisdiction. The Company submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York County, New York, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.
13.	Jury Trial Waiver. The Company and the Lender waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
14.	Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Agreement by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of execution counterparts of this Agreement and the Loan Documents by telecopy or by e-mail transmission of an Adobe portable document format file (also known as “PDF” file) shall be effective as originals.
15.	Costs and Expenses. The Company agrees to pay all actual and documented expenses, legal and/or otherwise (including court costs and reasonable attorneys’ fees) paid or incurred by the Lender in endeavoring to collect obligations of the Company in connection with the transactions contemplated in this Agreement and the Loan Documents, or any part thereof, and in protecting, defending or enforcing this Agreement or any of the Loan Documents in any litigation, bankruptcy or insolvency proceedings or otherwise.
16.	Confidentiality. So long as this Agreement is in existence and for twelve (12) months thereafter, the Lender agrees to take reasonable precautions to maintain the confidentiality of any confidential, proprietary and/or non-public materials, documents and information that the Company or Guarantor delivers to the Lender (provided that any and all information relating to the Guarantor’s capital commitments and any financial information delivered to the Lender pursuant to Section 7 herein or Section 12 of the Guaranty will automatically be deemed to be confidential), except that the Lender may disclose such information (a)

to its officers, directors, employees, affiliates and agents, including legal counsel, accountants, auditors and other professional advisors on a confidential basis and who have reason to have access to such information (it being understood that the Lender shall be responsible for any breach of this confidentiality undertaking by any such persons or entities); (b) to any party to the Loan Documents from time to time; (c) pursuant to the order of any court or administrative agency; (d) upon the request of any governmental authority exercising regulatory authority over the Lender; (e) which ceases to be confidential, other than by an act or omission of the Lender, or which becomes available to the Lender on a non-confidential basis; (f) to the extent reasonably required in connection with any litigation relating to any Loan Documents or transactions contemplated thereby, or otherwise as required by applicable law; (g) to the extent reasonably required for the exercise of any rights or remedies under the Loan Documents; or (h) with the consent of the Company or Guarantor, as applicable.
17.	Assignments. The Lender shall have the right at any time to assign or grant or sell participations to one or more other commercial banks or other financial institutions any Loan and/or Loan Document, provided that the Lender shall not assign or grant or sell participations in any Loan and/or Loan Document (other than assignments to its affiliates) until the Lender first gives the Company prior written notice of such assignment or participation and fourteen (14) business days to pay off any Loan subject to the assignment or participation. The Company may not assign its rights under this Agreement or the other Loan Documents without the Lender’s prior written consent.
* * * * *

The Company agrees to the terms set forth above.

This Agreement is dated as of the date first written above.

Lighting Science Group Corporation

By: /s/ Stephen Hamilton

Printed Name:
Its:

Accepted and agreed as of the date first written above.

Bank of Montreal

By:

Printed Name:
Its:

Letter of Credit Rider
          This Letter of Credit Rider is hereby made an integral part of and deemed by the parties hereto to be incorporated within the foregoing Bank of Montreal Loan Authorization Agreement, dated as of July 25, 2008 (the “Agreement”), between Bank of Montreal, Chicago, Illinois (“Lender”) and Lighting Science Group Corporation, a Delaware corporation (“Company”).
          In consideration of the agreement by the Lender to consider issuing a letter of credit applied for by the Company pursuant to the Agreement, the parties hereto agree as follows:
1.	The Company may, in addition to requesting that the Lender make Loans under the Agreement, also request that the Lender issue letters of credit (the “Letters of Credit”) for the account of the Company under the Agreement in a stated amount not to exceed $20,000,000 at any one time. The Maximum Credit under the Agreement shall be deemed utilized by an amount equal to the sum of (i) the aggregate undrawn stated amount of the Letters of Credit plus (ii) any unreimbursed draws thereunder (such sum, the “L/C Obligations”); provided, that the Maximum Credit shall not be deemed utilized to the extent any such Letters of Credit have been cash collateralized in an amount not less than 105% of the amount of L/C Obligations outstanding at such time.
2.	The issuance of the Letters of Credit under the Agreement shall be at the Lender’s sole discretion and shall be subject to such terms and conditions as the Company and the Lender shall mutually agree upon at the issuance thereof. The Company shall request a Letter of Credit by completing an application and indemnity agreement therefor (an “Application”) on the standard form of the Lender then in use for such type of Letters of Credit.
3.	No Letters of Credit will be issued by the Lender under the Agreement with a termination date later than the earlier of (i) one year from its date of issuance (although such Letter of Credit may have an automatic renewal feature) and (ii) the Maturity Date, if any, under the Application.
4.	The Company shall pay to the Lender a fee for the Letters of Credit at the rate set forth in the Application therefor (computed on the basis of a 365 day year for the actual number of days elapsed). In addition, the Company shall pay to the Lender its standard issuance, drawing, negotiation, amendment, and other administrative fees relating to the Letters of Credit at the rates in effect from time to time.
5.	Letter of Credit fees or L/C Obligations shall, at the option of the Company and subject to the following terms and conditions, be payable either (i) in immediately available funds on the date a Letter of Credit is drawn upon (the “L/C Payment Date”), or (ii) by adding such Letter of Credit fees or L/C Obligations to the unpaid principal balance of the Loans on each L/C Payment Date, in which event such fees and reimbursement obligations shall become a like amount of the principal of the Note (a borrowing of a Loan of like amount) which the Company hereby promises to pay in accordance with the Agreement, or (iii) by any combination of the methods described in the immediately preceding clauses (i) and (ii) selected by the Company which results in such methods being applied in the satisfaction in full of all Letter of Credit fees or L/C Obligations due on such L/C Payment Date:
     (i) Unless the Company notifies the Lender that the Company intends to pay the Letter of Credit fees or L/C Obligations due on each L/C Payment Date with funds not borrowed under the

Agreement, the Company shall be deemed to have irrevocably requested a Loan on each L/C Payment Date in the amount of the fees and reimbursement obligations then due on the Letters of Credit, in each case subject to the provisions of the Agreement (other than the requirement that a Loan be in a certain minimum amount), which new Loan shall be applied to pay the fees and reimbursement obligations then due on the Letters of Credit. In the event the Company has elected to pay the Letter of Credit fees and L/C Obligations with funds not borrowed under the Agreement and the Company fails to make any such payment within twenty (20) days after the applicable L/C Payment Date the Lender may in its sole discretion deem the Company to have irrevocably requested a Loan on each L/C Payment Date in the amount of the fees and reimbursement obligations then due on the Letters of Credit, in each case subject to the provisions of the Agreement (other than the requirement that a Loan be in a certain minimum amount), which new Loan shall be applied to pay the fees and reimbursement obligations then due on the Letters of Credit.
     (ii) Each payment of Letter of Credit fees or L/C Obligations by a borrowing of a Loan shall be evidenced by the Note, shall bear interest from the date made at a rate per annum equal at all times to the Prime Rate, as applicable, payable on the later of the last day of each calendar month and fifteen (15) days after the Company’s receipt of the monthly interest statement (commencing on the first of such dates following such issuance) and, subject to the provisions of paragraph 5 of the Agreement, on demand.
     (iii) In no event shall the unpaid principal balance of all Loans and the stated face amount of all Letters of Credit then outstanding, including, without limitation, each borrowing of a Loan to pay interest then due on the Loans or to pay Letter of Credit fees or L/C Obligations, exceed the Maximum Credit.
6.	The representations and warranties of the Company in the Agreement shall be deemed to be made by the Company on each day an Application is executed by the Company, and shall be deemed to refer to each Application in the same manner and to the same extent as they refer to the Agreement and the Note.
7.	At any time during the term of the Agreement, the Lender may require that the Company deliver to the Lender, and the Company hereby agrees to deliver to the Lender upon its written request therefor at any such time (provided that the Company shall have fourteen (14) business days to honor any such request), cash collateral to secure the Company’s obligations under the Applications in an amount not less than 105% of the amount of L/C Obligations outstanding at such time. At any time when the availability of additional Loans under the Agreement terminates pursuant to the terms thereof, the Company will no longer be permitted to request the issuance of Letters of Credit thereunder.
8.	The Lender may, at its option, elect to issue Letters of Credit at such of its branches or offices as the Lender may from time to time elect.

This Letter of Credit Rider is entered into as of date first written above.

Lighting Science Group Corporation

By:

Printed Name:
Its:

Bank of Montreal

By:

Printed Name:
Its:

Exhibit A
Demand Note

$20,000,000	July 25, 2008
          On Written Demand, provided that the undersigned shall have fourteen (14) business days to honor any written demand for payment hereunder (or, if no written demand is made, on July 25, 2009), for value received, the undersigned, Lighting Science Group Corporation, a Delaware corporation, promises to pay to the order of Bank of Montreal (the “Lender”) at its offices at 115 South LaSalle Street, Chicago, Illinois, the principal sum of Twenty Million and 00/100 Dollars ($20,000,000) or, if less, the principal amount of Loans and reimbursement obligations with respect to letters of credit (as and to the extent required pursuant to application and reimbursement agreements therefore) outstanding under the Bank of Montreal Loan Authorization Agreement referred to below together with interest payable at the times and at the rates and in the manner set forth in the Bank of Montreal Loan Authorization Agreement referred to below.
          This Note evidences borrowings by and other extensions of credit for the account of the undersigned under that certain Bank of Montreal Loan Authorization Agreement dated as of July 25, 2008, between the undersigned and the Lender; and this Note and the holder hereof are entitled to all the benefits provided for under the Bank of Montreal Loan Authorization Agreement, to which reference is hereby made for a statement thereof. The undersigned hereby waives presentment and notice of dishonor. The undersigned agrees to pay to the holder hereof all court costs and other reasonable expenses, legal or otherwise, incurred or paid by such holder in connection with the collection of this Note. It is agreed that this Note and the rights and remedies of the holder hereof shall be construed in accordance with and governed by the laws of the State of New York.
[Signature Page to Follow]

Lighting Science Group Corporation

By:

Printed Name:
Its: